Exhibit 99.1

SIX FLAGS COMPLETES DEBT REFINANCING

Dallas, TX — December 3, 2010 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that it has repaid its $250 million second lien term loan and amended the first lien term loan by expanding the amount to $950 million and lowering the borrowing rate to 400 basis points over LIBOR with a 1.50 percent LIBOR floor. The company incurred certain fees and expenses in connection with the amendment.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is a leading operator of regional theme parks with 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, was founded in 1961 and will mark its 50th anniversary season in 2011.

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com